Exhibit 99.1

STEWART ENTERPRISES ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATION FROM HOLDERS OF ITS 6.50% SENIOR NOTES DUE 2019

JEFFERSON, LA June 6, 2013 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that it has commenced a consent solicitation with respect to its 6.50% Senior Notes due 2019 (CUSIP No. 860370AM7 / ISIN No. US860370AM78) (the “Notes”). Stewart is soliciting consents (the “Consent Solicitation”) from holders of record as of 5:00 p.m., New York City time, on June 5, 2013 (“Holders”) to (a) waive the requirement under the Indenture (defined below) for Stewart to make a change of control offer to repurchase the Notes in connection with the previously announced proposed acquisition (the “Acquisition”) of Stewart by Service Corporation International (“SCI”) (NYSE: SCI) (the “Proposed Waiver”); and (b) amend Stewart’s reporting obligations (the “Proposed Amendment” and together with the Proposed Waiver, the “Proposed Waiver and Amendment”) under the Indenture. The Proposed Waiver and Amendment will be effected by a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes, dated as of April 18, 2011 (the “Indenture”), by and among Stewart, certain of its subsidiaries as guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In the event that certain conditions are satisfied, including the receipt of the requisite consents to the Proposed Waiver and Amendment on or prior to the Expiration Date (as defined below), SCI will, promptly following the closing of the Acquisition, issue a full and unconditional guarantee of the Notes (the “Guarantee”) as consideration for consents to the Proposed Waiver and Amendment.

The effect of the Proposed Waiver will be to waive Stewart’s obligation under the Notes to make a change of control offer to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, upon consummation of the Acquisition.

The effect of the Proposed Amendment will be that if the Acquisition is consummated and SCI fully and unconditionally guarantees the Notes, Stewart’s obligations to deliver quarterly and annual financial information and other reports to the Trustee will be satisfied by delivery to the Trustee of SCI’s filings with the Securities and Exchange Commission (the “SEC”).

The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 12, 2013 (as such date and time may be extended from time to time by Stewart, the “Expiration Date”). Stewart may also terminate the Consent Solicitation. Except for the Proposed Waiver and Amendment, all of the existing terms of the Notes and the Indenture will remain unchanged. The effectiveness of the Proposed Waiver and Amendment is not a condition to the completion of the Acquisition, but is, however, a condition to the issuance of the Guarantees.

Stewart expects that, promptly after receipt of the requisite consents under the Consent Solicitation, Stewart and the Trustee will execute the Supplemental Indenture, giving effect to the Proposed Waiver and Amendment. Holders will not be able to revoke their consents after the execution of the Supplemental Indenture (such time, the “Consent Time”). Holders should note that the Consent Time may be prior to the Expiration Date and Holders will not be given prior notice of such Consent Time.

This press release does not set forth all of the terms and conditions of the Consent Solicitation. Holders of the Notes should carefully read Stewart’s Consent Solicitation Statement, dated June 6, 2013, and the accompanying materials (together “Stewart’s Consent Solicitation Statement”), for a complete description of all terms and conditions before making any decision with respect to the Consent Solicitation. Stewart does not make any recommendation as to whether or not any Holder should consent to the Proposed Waiver and Amendment. Additional information concerning the terms and conditions of the Consent Solicitation, and the procedure for delivering consents, may be obtained from the solicitation agent, J.P. Morgan Securities LLC at (800) 245-8812 (toll free) or (212) 270-1200 (collect). Copies of the Consent Solicitation Statement and related documents may be obtained from the information agent, i-Deal, LLC, by calling (888) 593-9546 (toll free) or (212) 849-3880 for banks and brokers or by email at consent@ipreo.com.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Proposed Waiver and Amendment or any securities, which solicitation is made solely by means of Stewart’s Consent Solicitation Statement. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

This press release does not constitute an offer to sell nor the solicitation of an offer to buy SCI’s Guarantees. The Guarantees will be offered by SCI only by means of SCI’s prospectus, including the prospectus supplement relating to the Guarantees, meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Guarantees are not being offered nor are solicitations for offers being made in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any state.

About Stewart Enterprises, Inc.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. Stewart currently owns and operates 217 funeral homes and 141 cemeteries in the United States and Puerto Rico.

Cautionary Statements

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from Stewart’s goals or forecasts. These risks and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Stewart related to the merger agreement; the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the failure of SCI to obtain the necessary financing arrangements set forth in the commitment letter delivered pursuant to the merger agreement; the disruption of management’s attention from Stewart’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on Stewart’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in Stewart’s Annual Report on Form 10-K for the year ended October 31, 2012 filed with the Securities and Exchange Commission. Stewart disclaims any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

INVESTOR CONTACT:

Martin de Laureal Investor Relations

Stewart Enterprises, Inc.

1333 S. Clearview Parkway

Jefferson, LA 70121

504-729-1429

mdelaureal@stei.com

MEDIA CONTACT:

Connie Ernst

Corporate Communications

Stewart Enterprises, Inc.

1333 S. Clearview Parkway

Jefferson, LA 70121

504-729-1951

cernst@stei.com